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                                                                 Exhibit 99-B(i)






                         Independent Auditors' Report
                         ----------------------------

The Shareholder and Board of Directors
Aetna Life Insurance and Annuity Company:

Under date of February 7, 1995, we reported on the consolidated balance sheets of Aetna Life Insurance and Annuity Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1994, as included herein. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedules as listed in the accompanying index. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for certain investments in debt and equity securities and reinsurance contracts. In 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                                   KPMG Peat Marwick LLP

Hartford, Connecticut
February 7, 1995